Exhibit 99.1

FOR IMMEDIATE RELEASE NEWS

February 28, 2023 OTCQB: FTCO

FORTITUDE GOLD REPORTS 2022 NET INCOME OF $14.7 MILLION, $725 ALL-IN SUSTAINING COST, AND INCREASED CASH BALANCE TO $45.1 MILLION

COLORADO SPRINGS – February 28, 2023 - Fortitude Gold Corporation (OTCQB: FTCO) (the “Company”) today reported its year-end 2022 results including net income of $14.7 million, or $0.61 per share, and increased its cash balance by $5 million year-over-year to $45.1 million. The Company confirmed both its previously announced 2022 annual production of 41,231 gold ounces, which exceeded the initial 2022 gold production target by 3%, and announced its 2023 Production Outlook of 40,000 ounces of gold (a range of 36,000 to 40,000 ounces). The Company also filed its year-end 2022 S-K 1300 Technical Report Summary (“TRS”) of Isabella Pearl Mine Reserves and Resources. In addition to the updated Reserves and Resources, the Company has an estimated 51,900 recoverable gold ounces on the Isabella Pearl heap leach pad at December 31, 2022.  The Company also filed an Initial Assessment TRS for the County Line Property located in Mineral and Nye counties, Nevada.  Fortitude Gold is a gold producer, developer, and explorer with operations in Nevada, U.S.A. offering investors exposure to both gold production and substantial dividend yield.

2022 ANNUAL HIGHLIGHTS

●	$14.7 million net income
●	$0.61 net income per share
●	$45.1 million cash balance at December 31, 2022, a 13% increase from 2021
●	$74.4 million net sales
●	41,231 gold ounces produced
●	3.71 grams per tonne average gold grade mined
●	$11.5 million cash dividends paid to shareholders
●	$84.1 million working capital at December 31, 2022
●	$35.4 million mine gross profit
●	$28.6 million cash flows from operating activities
●	$725 total all-in sustaining cost per ounce
●	Updated 2022 Reserves and Resources
●	Initial County Line mineral resource added to Company’s gold ounces
●	$11.6 million exploration expenditures, a 115% increase from 2021

“Fortitude Gold once again delivered strong operational results in 2022 which exceeded our annual gold production outlook, delivered strong financial results including increasing our cash by $5 million year-over-year to $45.1 million and delivered strong shareholder value with our continued and substantial monthly cash dividend distributions,” stated Fortitude Gold CEO and President, Mr. Jason Reid. “The Company exceeded its 2022 gold production outlook by 3% as operations delivered over 41,000 gold ounces at a low all-in sustaining cost of $725 per ounce. With $74.4 million in net sales, $14.7 million in net income, and a cash balance that grew to $45.1 million, the Company is in a very strong financial position with no debt.”

Mr. Reid stated, “Our Isabella Pearl operation continues to deliver strong cashflows and margins in which to invest and build our next Nevada mining operations.  In January of this year, we announced an initial resource for our County Line property located just 19 miles northeast of our Isabella Pearl operations.  We believe this property has the ability to deliver gold resources to our Isabella Pearl process facilities, extending the potential life of the Isabella Pearl operation into 2026 and perhaps beyond.  We also continue to invest in our Golden Mile property with continued exploration drilling and mine equipment and materials purchases in anticipation of a potential mine development decision.  We are aggressively moving both the County Line and Golden Mile properties forward in the permitting process with the Bureau of Land Management and State of Nevada with the goal of becoming a near-term, multi-mine operator.”

Mr. Reid continued, “For 2023 we expect to continue our significant investment in exploration and development activities across our exciting portfolio of Nevada properties.  With a strong treasury, we believe we can develop and construct both the County Line and Golden Mile mine operations using our own cash without shareholder dilution.  Fortitude Gold remains a unique investment in the precious metal space offering investors exposure to gold production, a very attractive dividend yield at over 7.5% and district scale exploration potential in arguably the premier mining jurisdiction in the world, Nevada, U.S.A.”

2022 Overview

For the year ended December 31, 2022, the Company sold 41,464 gold ounces at a total cash cost after by-product credit of $621 per gold ounce, and a realized 2022 average sales price for gold of $1,802 per ounce. The Company recorded revenues of $74.4 million, and net income of $14.7 million, or $0.61 per share.

The calculation of our cash cost per ounce contained in this press release is a non-GAAP financial measure. Please see "Management's Discussion and Analysis and Results of Operations" contained in the Company’s recently filed Form 10-K for a complete discussion and reconciliation of the non-GAAP measures.

The following Production Statistics table summarize certain information about our operations for the years ended December 31, 2022 and 2021:

	Year ended December 31,
	2022	2021
Ore mined
Ore (tonnes)	634,076	598,345
Gold grade (g/t)	3.71	3.76
Low-grade stockpile
Ore (tonnes)	61,854	8,600
Gold grade (g/t)	0.47	0.33
Waste (tonnes)	1,814,864	7,159,740
Metal production (before payable metal deductions)(1)
Gold (ozs.)	41,231	46,459
Silver (ozs.)	56,876	44,553

(1)	The difference between what we report as “metal production” and “metal sold” is attributable to the difference between the quantities of metals contained in the doré we produce versus the portion of those metals actually paid for according to the terms of our sales contracts. Differences can also arise from inventory changes incidental to shipping schedules, or variances in ore grades and recoveries which impact the amount of metals contained in doré produced and sold.

The following Sales Statistics table summarizes certain information about our operations for years ended December 31, 2022 and 2021:

	Year ended December 31,
	2022	2021
Metal sold
Gold (ozs.)	41,464	45,891
Silver (ozs.)	56,282	43,189
Average metal prices realized (1)
Gold ($per oz.)	1,802	1,795
Silver ($per oz.)	22.18	24.74
Precious metal gold equivalent ounces sold
Gold Ounces	41,464	45,891
Gold Equivalent Ounces from Silver	693	595
	42,157	46,486

Total cash cost before by-product credits per gold ounce sold	$651	$610
Total cash cost after by-product credits per gold ounce sold	$621	$587
Total all-in sustaining cost per gold ounce sold	$725	$705

(1)	Average metal prices realized vary from the market metal prices due to final settlement adjustments from our provisional invoices when they are settled. Our average metal prices realized will therefore differ from the market average metal prices in most cases.

*Average realized metal prices include final settlement adjustments for previously unsettled provisional sales. Provisional sales may remain unsettled from one quarter into the next. Realized prices will therefore vary from average spot metal market prices upon final settlement.

Year-End 2022 S-K 1300 Technical Report Summary

The Company filed its 2022 year-end 1300 TRS pursuant to Item 1300 of SEC Regulation S-K for the Isabella Pearl Mine. Year-end 2022 proven and probable reserves at the Isabella Pearl Mine totaled 421,900 tonnes grading 3.32 grams per tonne (g/t) gold, or 45,000 gold ounces. In addition, the Company reported high-grade stockpile reserves of 65,300 tonnes grading 3.46 g/t gold and low-grade stockpile reserves of 426,500 tonnes grading 0.52 g/t gold.

As of December 31, 2022, our estimate of Proven and Probable (“P&P”) reserves, all of which pertain to the Isabella Pearl Mine, were:

				Gold			Gold
		Gold	Silver	Equivalent	Gold	Silver	Equivalent
Description	Tonnes	g/t	g/t	g/t	Ounces	Ounces	Ounces
Isabella Pearl Mine
Proven	250,400	4.38	49	4.96	35,200	392,700	39,900
Probable	171,500	1.77	17	1.97	9,800	92,900	10,900
Proven and Probable Total	421,900	3.32	36	3.75	45,000	485,600	50,800
High-Grade Stockpile	65,300	3.46	37	3.91	7,300	78,400	8,300
Low-Grade Stockpile	426,500	0.52	6	0.59	7,100	76,600	8,000
Isabella Pearl Mine Total	913,700	2.02	22	2.28	59,400	640,600	67,100

Notes to the 2022 P&P reserves:

1.	Metal prices used for P&P reserves were $1,750 per ounce of gold and $21.00 per ounce of silver. These prices reflect the consensus 2023-2024 average prices for gold and silver (CIBC Global Mining Group, Analyst Consensus Commodity Price Forecasts, January 3, 2023).
2.	Gold equivalent is 83.33:1 determined by taking gold ounces produced or sold, plus silver ounces produced or sold converted to gold equivalent ounces using the gold to silver average price ratio for the period.
3.	For the Isabella Pearl Mine, the quantities of material within the designed pits were calculated using a cutoff grade of 0.33 Au g/t.
4.	Mining, processing, energy, administrative and smelting/refining costs were based on 2022 actual costs for the Isabella Pearl Mine.
5.	Metallurgical gold recovery assumptions used for the Isabella Pearl Mine were 81% for all ore which is currently being crushed. These recoveries reflect predicted average recoveries from metallurgical test programs.
6.	Isabella Pearl P&P reserves are diluted and factored for expected mining recovery.
7.	Figures in tables are rounded to reflect estimate precision and small differences generated by rounding are not material estimates.

The SEC S-K 1300 regulations allows for disclosure of mineral resource estimates (exclusive of mineral reserves). Year-end 2022 mineral resource estimates for the Isabella Pearl mine totaled 265,200 tonnes grading 1.36 g/t gold, or 11,600 gold ounces in the oxide measured and indicated category, and 103,700 tonnes grading 1.38 g/t gold, or 4,600 gold ounces in the oxide inferred category.

As of December 31, 2022, our Mineral Resource estimate (exclusive of Mineral Reserves) of which pertains to the Isabella Pearl Mine, was:

				Gold			Gold
		Gold	Silver	Equivalent	Gold	Silver	Equivalent
Description	Tonnes	g/t	g/t	g/t	Ounces	Ounces	Ounces
Measured and Indicated Resources
Isabella Pearl Mine
Oxide
Measured	110,300	2.31	54	2.96	8,200	191,500	10,500
Indicated	154,900	0.68	6	0.75	3,400	28,700	3,700
Measured and Indicated Oxide Total	265,200	1.36	26	1.67	11,600	220,200	14,200
Sulfide
Measured	148,400	4.77	59	5.48	22,700	281,400	26,100
Indicated	77,100	4.60	52	5.22	11,400	127,700	12,900
Measured and Indicated Sulfide Total	225,500	4.71	56	5.38	34,100	409,100	39,000
Isabella Pearl Mine Measured and Indicated Total	490,700	2.90	40	3.38	45,700	629,300	53,200
Inferred Resources
Isabella Pearl Mine
Oxide Inferred	103,700	1.38	14	1.55	4,600	45,200	5,200
Sulfide Inferred	14,300	3.40	60	4.12	1,600	27,700	1,900
Isabella Pearl Mine Inferred Total	118,000	1.63	19	1.86	6,200	72,900	7,100

Notes to the 2022 Mineral Resources:

1.	Metal prices used for Mineral resources were $1,750 per ounce of gold and $21.00 per ounce of silver. These prices reflect the consensus 2023-2024 average prices for gold and silver (CIBC Global Mining Group, Analyst Consensus Commodity Price Forecasts, January 3, 2023).
2.	Gold equivalent is 83.33:1 determined by taking gold ounces produced or sold, plus silver ounces produced or sold converted to gold equivalent ounces using the gold to silver average price ratio for the period.
3.	Reported at cutoffs of 0.33 g/t Au for Isabella Pearl Mine Oxide, 2.0 g/t Au for Isabella Pearl Mine Sulfide.
4.	Whole block diluted estimates are reported within an optimized pit shell.
5.	Mineral Resources do not have demonstrated economic viability.
6.	Totals may not sum exactly due to rounding.
7.	Mineral resources reported are exclusive of mineral reserves.

As of December 31, 2022 the Company completed its maiden mineral resource estimate for the County Line property totaled 1,202,500 tonnes grading 0.97 g/t gold, or 37,400 gold ounces in the oxide measured and indicated category, and 438,000 tonnes grading 0.87 g/t gold, or 12,200 gold ounces in the oxide inferred category.  County Line gold mineralization remains open on strike and downdip.

Year-end 2021 mineral resource estimates for the Golden Mile property totaled 2,160,000 tonnes grading 1.13 g/t gold, or 78,500 gold ounces in the oxide indicated category, and 2,400,000 tonnes grading 1.10 g/t gold, or 84,500 gold ounces in the oxide inferred category.  2022 exploration identified several zones of gold mineralization, along with an additional stratabound geologic model to test, that ongoing exploration is working to further delineate and potentially incorporate in future resource and or reserve mineral estimates.

The Qualified Persons (“QP”) who prepared the SEC S-K 1300 TRS’s for the Company’s properties  are specialists in the fields of geology, exploration, and Mineral Resources and Reserves estimation and classification. The following individuals, by virtue of their education, experience and professional association, are considered QPs for the reports and are members in good standing of appropriate professional institutions. The QPs that prepared the mineral resource and reserve estimates and the TRS for the Isabella Pearl mine to be filed with the annual report on Form 10-K are Mr. J. Ricardo Garcia, Corporate Chief Engineer, Ms. Joy Lester, Chief Geologist, and Mr. Barry Devlin, Vice President of Exploration, each of whom are employees of the Company, and Mr. Fred Brown, Consulting Geologist, and Mr. Ralston Pedersen, President & Director, Convergent Mining, LLC. The QPs that prepared the mineral resource estimates and the TRS for the County Line property are Mr. Allan Turner, Exploration Manager, Ms. Joy Lester, Chief Geologist, and Mr. Barry Devlin, Vice President of Exploration, each of whom are employees of the Company, and Mr. Derek Loveday, Geologic Services Manager, Stantec Consulting Services Inc. The QPs that prepared the mineral resource estimates and TRS for the Golden Mile property are Ms. Joy Lester, Chief Geologist, and Mr. Barry Devlin, Vice President of Exploration, each of whom are employees of the Company, and Mr. Fred Brown, Consulting Geologist.

The Year-End 2022 S-K 1300 TRS reports will be available on the Company’s website in the near future.

Projects Update

The Company is evaluating the possibility of trucking gold mineral resources from the County Line property to the Isabella Pearl Mine’s heap leach pad and ADR facility for gold processing and final gold doré production.  If feasible, this could allow for expedited permitting with considerably reduced construction time frames and capital development costs.

The Company is also currently analyzing and advancing a phase one open pit shell design and potential mine development at its Golden Mile property.  A phase one open pit would target production from surface and near surface gold mineralization.  Further delineation efforts are expected to add additional open pit phases.  The permitting process is underway and incorporates a phase one open pit approach.   The plan is to then add pit laybacks (similar in concept and execution of the pit phases at the Company’s Isabella Pearl Mine) as further delineation of the mineralization allows.

Exploration Program

2023 exploration drill programs are expected to focus on multiple targets.  Priorities include the Isabella Pearl mineralized trend, Golden Mile, County Line and East Camp Douglas with a goal to increase resources and reserves.  In 2023, the Company anticipates spending approximately $10.1 million for exploration activities at its Nevada Mining Unit. Exploration expenses may be modified depending on drill rig and crew availability, exploration results, metal market conditions and available capital.

See Accompanying Tables

The following information summarizes the results of operations for Fortitude Gold Corporation for the years ended December 31, 2022 and 2021, its financial condition at December 31, 2022 and 2021, and its cash flows for the years ended December 31, 2022 and 2021. The summary data as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 20210 is derived from its audited financial statements contained in its annual report on Form 10-K for the year ended December 31, 2022, but do not include the footnotes and other information that is included in the complete financial statements. Readers are urged to review the Company’s Form 10-K in its entirety, which can be found on the SEC's website at www.sec.gov.

The calculation of its cash cost before by-product credits per gold ounce sold, total cash cost after by-product credits per gold ounce sold and total all-in sustaining cost per gold ounce sold contained in this press release are non-GAAP financial measures. Please see "Management's Discussion and Analysis and Results of Operations" contained in the Company’s most recent Form 10-K for a complete discussion and reconciliation of the non-GAAP measures.

FORTITUDE GOLD CORPORATION
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share and per share amounts)

	December 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$45,054	$40,017
Accounts receivable	—	238
Inventories	47,155	37,550
Prepaid taxes	710	1,289
Prepaid expenses and other current assets	730	2,228
Total current assets	93,649	81,322
Property, plant and mine development, net	30,581	37,226
Operating lease assets, net	3,826	463
Deferred tax assets	1,282	509
Other non-current assets	1,818	2,909
Total assets	$131,156	$122,429
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,524	$2,127
Operating lease liabilities, current	3,826	463
Mining taxes payable	1,857	1,699
Other current liabilities	1,324	1,022
Total current liabilities	9,531	5,311
Asset retirement obligations	5,863	4,725
Other non-current liabilities	3	45
Total liabilities	15,397	10,081
Shareholders' equity:
Preferred stock - $0.01 par value, 20,000,000 shares authorized and nil outstanding at December 31, 2022 and December 31, 2021	—	—
Common stock - $0.01 par value, 200,000,000 shares authorized and 24,024,542 shares outstanding at December 31, 2022 and 23,961,208 shares outstanding at December 31, 2021	240	240
Additional paid-in capital	103,731	103,476
Retained earnings	11,788	8,632
Total shareholders' equity	115,759	112,348
Total liabilities and shareholders' equity	$131,156	$122,429

FORTITUDE GOLD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2022 and 2021
(U.S. dollars in thousands, except share and per share amounts)
(Unaudited)

	Year ended
	December 31,
	2022	2021
Sales, net	$74,379	$82,109
Mine cost of sales:
Production costs	25,443	26,661
Depreciation and amortization	13,294	14,728
Reclamation and remediation	247	156
Total mine cost of sales	38,984	41,545
Mine gross profit	35,395	40,564
Costs and expenses:
General and administrative expenses	5,787	11,443
Exploration expenses	11,591	5,396
Other expense, net	55	190
Total costs and expenses	17,433	17,029
Income before income and mining taxes	17,962	23,535
Mining and income tax expense	3,278	5,669
Net income	$14,684	$17,866
Net income per common share:
Basic	$0.61	$0.75
Diluted	$0.61	$0.74
Weighted average shares outstanding:
Basic	24,017,381	23,875,631
Diluted	24,196,847	24,108,365

FORTITUDE GOLD CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2022 and 2021
(U.S. dollars in thousands, except share and per share amounts)
(Unaudited)

	Year ended
	December 31,
	2022	2021
Cash flows from operating activities:
Net income	$14,684	$17,866
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	13,434	14,859
Stock-based compensation	192	3,405
Deferred taxes	(773)	450
Reclamation and remediation accretion	247	156
Other operating adjustments	(47)	(303)
Changes in operating assets and liabilities:
Accounts receivable	238	(93)
Inventories	(2,888)	(10,866)
Prepaid expenses and other current assets	1,498	(266)
Other non-current assets	(49)	19
Accounts payable and other accrued liabilities	1,297	29
Income and mining taxes payable	737	(591)
Net cash provided by operating activities	28,570	24,665

Cash flows from investing activities:
Capital expenditures	(11,958)	(4,546)
Net cash used in investing activities	(11,958)	(4,546)

Cash flows from financing activities:
Dividends paid	(11,528)	(7,308)
Issuance of common stock	—	500
Proceeds from exercise of stock options	63	—
Repayment of loans payable	(87)	(665)
Repayment of capital leases	(23)	(403)
Net cash used in financing activities	(11,575)	(7,876)

Net increase in cash and cash equivalents	5,037	12,243
Cash and cash equivalents at beginning of period	40,017	27,774
Cash and cash equivalents at end of period	$45,054	$40,017

Supplemental Cash Flow Information
Income and mining taxes paid	$3,349	$5,893
Non-cash investing and financing activities:
Change in capital expenditures in accounts payable	$(529)	$503
Change in estimate for asset retirement costs	$789	$794
Equipment purchased under finance lease	$—	$16
Right-of-Use assets acquired through operating lease	$7,725	$1,820

About Fortitude Gold Corporation

Fortitude Gold is a U.S. based gold producer targeting projects with low operating costs, high margins, and strong returns on capital. The Company’s strategy is to grow organically, remain debt-free and distribute substantial dividends. The Company’s Nevada Mining Unit consists of five high-grade gold properties located in the Walker Lane Mineral Belt and a sixth high-grade gold property in west central Nevada. The Isabella Pearl gold mine, located on the Isabella Pearl mineralized trend, is currently in production. Nevada, U.S.A. is among the world’s premier mining friendly jurisdictions.

Cautionary Statements: This press release contains forward-looking statements that involve risks and uncertainties. If you are risk-averse you should NOT buy shares in Fortitude Gold Corp. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this press release, the words “plan”, “target”, "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward- looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material are forward-looking statements. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements.

Forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company's actual results could differ materially from those discussed in this press release. In particular, the scope, duration, and impact of the COVID-19 pandemic on mining operations, Company employees, and supply chains as well as the scope, duration and impact of government action aimed at mitigating the pandemic may cause future actual results to differ materially from those expressed or implied by any forward-looking statements. Also, there can be no assurance that production will continue at any specific rate.

Contact:
Greg Patterson
719-717-9825
greg.patterson@fortitudegold.com
www.Fortitudegold.com